Exhibit 99.1



  TELZUIT MEDICAL TECHNOLOGIES ANNOUNCES THE ADDITION OF A MEDICAL DIRECTOR FOR
                       BIO-PATCH CARDIAC MONITORING CENTER

Thursday, 13 October, 7:00 am ET

ORLANDO, Fla.--(BUSINESS WIRE)-October 13, 2005-Telzuit Medical Technologies, Inc. (the "Company" or "Telzuit") OTCBB: TZMT announced today that the Company has signed an agreement with Dr. Ronald E. Breininger, Jr. to become the Medical Director of the Company's Orlando-based, Bio-Patch Cardiac Monitoring Center. Dr. Breininger, a graduate of University of Pittsburgh School of Medicine, performed his residency at North Carolina Baptist Hospital and was formerly a United States Air Force physician. A major part of his responsibility as the Medical Director will be supervising the Cardiac Technicians who will monitor patients nationwide while those patients are wearing the Company's Bio-Patch
Wireless  Holter  or  Event  Monitor.

Donald Sproat, CEO and President of Telzuit Medical Technologies, Inc. was quoted as saying, "We expect Dr. Breininger to be an excellent addition to the Telzuit Team. His diversity of experience coupled with his people-person personality will work well in managing our monitoring process. Ron has a real, deep concern for the patient and that feeling will certainly help to inspire everyone he works with. He understands the medical and technical issues of cardiac monitoring and will be a key individual in working with our Medical Advisory Board."

About  Telzuit  Medical  Technologies,  Inc.

Telzuit Medical Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians, and the Cardiac Monitoring Center will open, by December 2005.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heart Monitor. More information on Telzuit, its business model, and its products can be found on its website: http://www.telzuit.com.
                                                         -----------------------

The corporate offices of the Company are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at 407-354-1222.

Forward Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the health products industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.



Contact:
     Telzuit Medical Technologies, Inc, Orlando
     James Tolan, Senior VP 407-354-122

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